Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”), dated as of September 11, 2009, is made by and among (i) Triple Crown Media, Inc. (the “Parent”) on behalf of itself and each of its subsidiaries (collectively, the “Debtors”): (a) Triple Crown Media, LLC (“TCM”), (b) BR Acquisition Corp., (c) BR Holding, Inc., (d) Datasouth Computer Corporation, (e) Gray Publishing, LLC, and (f) Capital Sports Properties, Inc; and (ii) the undersigned Supporting Second Lien Lenders (as defined below) (collectively with the Debtors, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, the Debtors are indebted to certain lenders (the “Second Lien Lenders”) on account of loan and advances (collectively, the “Second Lien Loans”) made under the Second Lien Senior Secured Credit Agreement, dated as of December 30, 2005 (as amended, supplemented, amended and restated, or otherwise modified from time to time, the “Second Lien Credit Agreement”), by and among TCM, as Borrower; the Parent and each of the subsidiary guarantors party thereto, as Guarantors; the Second Lien Lenders; and the Agent, as successor administrative and collateral agent;

WHEREAS, the Parties have engaged in good faith negotiations with the objective of reaching an agreement with respect to the restructuring and recapitalization of the Debtors (the “Restructuring”);

WHEREAS, it is anticipated that the Restructuring will be implemented through a plan of reorganization of the Debtors pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), which plan shall contain, in all material respects, the same terms and conditions set forth in the proposed plan, attached as Exhibit A hereto and incorporated herein by reference (the “Proposed Plan”);

WHEREAS, pursuant to the Restructuring and Proposed Plan, the Debtors shall issue Second Lien Senior Secured Notes to the Second Lien Lenders on the terms and conditions set forth in the note term sheet, attached as Exhibit B hereto and incorporated herein by reference (the “Note Term Sheet”); and

WHEREAS, this Agreement, the Proposed Plan, and the Note Term Sheet set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions of this Agreement, the Proposed Plan, and the Note Term Sheet, to implement the Restructuring.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the fulfillment of the terms and conditions set forth below, the Parties agree as follows:

1.        Definitions. The following terms shall have the following definitions:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Agreement” has the meaning given to such term in the preamble.

“Automatic Termination Event” has the meaning given to such term in Section 5.

“Ballot” means any ballot (including any beneficial ballot) distributed with the Disclosure Statement for purposes of voting on the Plan.

“Bankruptcy Code” has the meaning given to such term in the recitals.

“Business Day” means any day other than a Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Cash Collateral Order” means an interim or final order entered by the Bankruptcy Court, authorizing the Debtors to use cash collateral (as such term is defined in section 363 of the Bankruptcy Code) and granting adequate protection to the Agent, in form and substance acceptable to the Agent and the Required Supporting Second Lien Lenders in the sole discretion of each.

“Chapter 11 Cases” means the voluntary cases to be commenced by each of the Debtors under chapter 11 of the Bankruptcy Code with the Bankruptcy Court.

“Corporate Governance Documents” means the following corporate governance documents, as applicable: the (i) articles of incorporation or certificate of formation, (ii) bylaws, (iii) shareholder agreement or limited liability company operating agreements, and (iv) registration rights agreement.

“Confirmation Order” means the order entered by the Bankruptcy Court, confirming the Plan, including all exhibits, supplements, appendices, and related documents thereto, each in form and substance acceptable to the Agent and the Required Supporting Second Lien Lenders in the sole discretion of each.

“Debtor Termination Event” has the meaning given to such term in Section 6.

“Disclosure Statement” means the disclosure statement in respect of the Plan, which shall be in form and substance acceptable to the Agent and the Required Supporting Second Lien Lenders in the sole discretion of each.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court, approving the Disclosure Statement, including all exhibits, supplements, appendices, and related documents thereto, for purposes of soliciting votes on the Plan, each in form and substance acceptable to the Agent and the Required Supporting Second Lien Lenders in the sole discretion of each.

“Effective Date” means the date on which the Plan becomes effective.

“Note Term Sheet” has the meaning given to such term in the recitals.

“Outside Date” means January 4, 2010, unless such date is extended by written agreement of the Parties.

“Party” and “Parties” have the meaning given to such terms in the preamble.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any other legal entity or association.

“Petition Date” means the date on which the Chapter 11 Cases of the Debtors are commenced in the Bankruptcy Court, which date shall be no later than September 14, 2009.

“Plan” means the (i) Proposed Plan or (ii) a plan of reorganization in respect of the Chapter 11 Cases, which contains all of the material terms and conditions set forth in the Proposed Plan and is in form and substance acceptable to the Agent and the Required Supporting Second Lien Lenders in the sole discretion of each.

“Plan Documents” means the Plan, the Solicitation Materials, the Disclosure Statement Order, the Confirmation Order, and any other documents filed with the Bankruptcy Court by the Debtors (or at the Debtors’ direction) that are necessary to implement the Plan, including any appendices, amendments, modifications, supplements, exhibits, or schedules relating to any of the foregoing, including, without limitation, any: (a) term sheet, commitment letter, or operative document for any proposed exit financing facility; (b) documents identifying the members of the board of directors of any Reorganized Debtor and compensation to be provided to any “insider” (as such term is defined in section 101 of the Bankruptcy Code) to be employed or retained by any Reorganized Debtor; (c) list of material executory contracts and unexpired leases to be assumed, assumed and assigned, or rejected; (d) list of any material retained causes of action; (e) Corporate Governance Document for any Reorganized Debtor; and (f) liquidating or distribution trust agreement; provided, however, that each of the foregoing documents shall be in form and substance acceptable to the Agent and the Required Supporting Second Lien Lenders in the sole discretion of each.

“Proposed Plan” has the meaning given to such term in the recitals.

“Restructuring” has the meaning given to such term in the recitals.

“Restructuring Documents” has the meaning given to such term in Section 13.

“Required Supporting Second Lien Lenders” means the Supporting Second Lien Lenders holding more than 67% of the aggregate principal amount of the Second Lien Loans held by all of the Supporting Second Lien Lenders.

“Reorganized Debtors” means the Debtors, in each case, or any successor thereto (by merger, consolidation or otherwise), on or after the Effective Date.

“Second Lien Claims” means any claim (as such term is defined in section 101 of the Bankruptcy Code) against any Debtor arising under the Second Lien Credit Documents.

“Second Lien Credit Agreement” has the meaning given to such term in the recitals.

“Second Lien Credit Documents” means the Second Lien Credit Agreement and the other Loan Documents (as defined in the Second Lien Credit Agreement).

“Second Lien Lenders” has the meaning given to such term in the recitals.

“Second Lien Loans” has the meaning given to such term in the recitals.

“Solicitation Materials” means the Ballots, Disclosure Statement, and other solicitation materials distributed in respect of the Plan, as approved by the Bankruptcy Court pursuant to section 1125 and 1126(b) of the Bankruptcy Code.

“Supporting Second Lien Lenders” means the undersigned Second Lien Lenders and any holder of the Second Lien Loans who, after the date of this Agreement, executes a counterpart to this Agreement or takes the actions required of a transferee in accordance with Section 10.

“Termination Event” has the meaning given to such terms in Section 5.

“Transfer” has the meaning given to such term in Section 10.

2.        Supporting Second Lien Lenders’ Consent. Unless otherwise specified herein, where this Agreement provides for the action, consent, or approval of the Supporting Second Lien Lenders, such action, consent, or approval shall be upon the agreement of the Required Supporting Second Lien Lenders.

3.        Commitment of Supporting Second Lien Lenders. Subject to the terms and conditions of this Agreement, the Proposed Plan, and the Note Term Sheet, each Supporting Second Lien Lender (severally and not jointly) agrees:

(a)

so long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, to (i) timely vote (or cause to be voted) all Second Lien Claims beneficially owned by such Supporting Second Lien Lender, or for which it serves as the nominee, investment manager, or advisor for the beneficial holders thereof, in favor of the Plan, in accordance with the applicable procedures set forth in the Solicitation Materials, and (ii) to the extent such election is available, not elect on its Ballot to preserve any Second Lien Claims that may be affected by any releases provided for under the Plan;

(b)	not to withdraw or revoke its vote with respect to the Plan; and

(c)	not to (i) object to the Plan, the Disclosure Statement, the consummation of the Plan, or any efforts to solicit acceptances for, confirm, and implement the Plan; (ii) commence any legal proceedings (x) that would delay or prevent the approval, confirmation, or consummation of the Plan, Disclosure Statement, or transactions outlined therein or in the Note Term Sheet, or (y) to oppose any action necessary to effectuate the Plan or any other Plan Document, so long as the Plan and all other Plan Documents contain terms and conditions that conform in all material respects to the Proposed Plan and Note Term Sheet, subject to the rights of the Supporting Second Lien Lenders under this Section 3; (iii) vote for, consent to, support, or participate in the formulation of any other restructuring, plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, transaction, sale, or disposition in respect of the Debtors (or any of their assets or stock), other than the Plan or as set forth in the Plan or Note Term Sheet; or (iv) solicit, encourage, or direct any person or entity, including, without limitation, the Agent, to undertake any action set forth in clauses (i) through (iii) of this subsection (c).

Notwithstanding anything herein to the contrary, no Supporting Second Lien Lender shall be obligated to vote in favor of the Plan, and each may, acting individually and of its own accord, withdraw or revoke its consent or vote with respect to the Plan upon the (x) termination of this Agreement in accordance with its terms; or (y) withdrawal, amendment, or modification of (or the filing of any pleading by the Debtors seeking to withdraw, amend, or modify) the Plan, Disclosure Statement, or other Plan Document in a manner that is materially inconsistent with this Agreement, the Proposed Plan, or the Note Term Sheet and adverse to such Supporting Second Lien Lender without such Supporting Second Lien Lender’s prior written consent.

4.        Commitment of the Debtors. Subject to their fiduciary duties as debtors in possession, the Debtors agree to use commercially reasonable efforts to (i) support and take any necessary and appropriate actions (including obtaining any required regulatory and third party approvals and orders of the Bankruptcy Court) to further the Restructuring, the Plan, and all transactions contemplated under the Plan and Note Term Sheet; (ii) complete the Restructuring, the Plan, and all transactions contemplated under the Plan and Note Term Sheet within the time-frame outlined in Section 5; and (iii) take no actions inconsistent with this Agreement, the Plan, the Note Term Sheet or the confirmation and consummation of the Plan. Notwithstanding anything to the contrary herein, the Debtors shall not solicit acceptances of the Plan from any Supporting Second Lien Lender until such Supporting Second Lien Lender has been provided with copies of a Disclosure Statement approved by the Bankruptcy Court.

5.        Termination by Supporting Second Lien Lenders. Unless otherwise consented to in writing by the Required Supporting Second Lien Lenders, this Agreement may be terminated upon the occurrence of any of the following events (each, a “Termination Event”):

(a)	the Debtors fail to commence the Chapter 11 Cases on or before 11:59 P.M. (prevailing Eastern time) on the Petition Date;

(b)	an interim Cash Collateral Order has not been entered by the Bankruptcy Court on or before 11:59 P.M. (prevailing Eastern time) on the date that is fifteen (15) days after the Petition Date;

(c)	a final Cash Collateral Order has not been entered by the Bankruptcy Court on or before 11:59 P.M. (prevailing Eastern time) on the date that is forty (40) days after the Petition Date;

(d)	the termination of any Cash Collateral Order in accordance with its terms;

(e)	the Debtors fail to file the Plan and Disclosure Statement on or before 11:59 P.M. (prevailing Eastern time) on the date that is fifteen (15) days after the Petition Date;

(f)	the Disclosure Statement Order has not been entered by the Bankruptcy Court on or before 11:59 P.M. (prevailing Eastern time) on the date that is forty-five (45) days after the Petition Date;

(g)	the Confirmation Order has not have been entered by the Bankruptcy Court on or before 11:59 P.M. (prevailing Eastern time) on the date that is ninety-one (91) days after the Petition Date;

(h)	the Effective Date has not occurred on or before 11:59 P.M. (prevailing Eastern time) on the date that is one hundred and one (101) days after the Petition Date;

(i)	the occurrence of the Effective Date;

(j)	the occurrence of the Outside Date;

(k)	the filing of any plan of reorganization or disclosure statement that is materially inconsistent with this Agreement, the Proposed Plan, or the Note Term Sheet and not acceptable to the Agent and the Required Supporting Second Lien Lenders in the sole discretion of each;

(l)	the withdrawal, amendment, modification of (or the filing of a pleading by the Debtors seeking to withdraw, amend, or modify) the Plan, the Disclosure Statement, or other Plan Document in a manner that is materially inconsistent with this Agreement, Proposed Plan, or the Note Term Sheet and not acceptable to the Agent and the Required Supporting Second Lien Lenders in the sole discretion of each;

(m)	the filing of any pleading by the Debtors seeking to (i) voluntarily dismiss any Chapter 11 Case, (ii) convert any Chapter 11 Case to chapter 7 of the Bankruptcy Code, or (iii) appoint a trustee, an examiner, or a similar fiduciary with expanded powers pursuant to section 1104 of the Bankruptcy Code in any Chapter 11 Case;

(n)	the entry of an order by the Bankruptcy Court (i) dismissing any Chapter 11 Case, (ii) converting any Chapter 11 Case to chapter 7 of the Bankruptcy Code, or (iii) appointing a trustee, an examiner, or a similar fiduciary with expanded powers pursuant to section 1104 of the Bankruptcy Code in any Chapter 11 Case;

(o)	the issuance of an order by any court of competent jurisdiction or other governmental or regulatory authority that prohibits or restricts the Restructuring, the Plan, or the transactions contemplated under the Plan and the Note Term Sheet in a manner that cannot be reasonably remedied by the Debtors;

(p)	the filing of any pleading or commencement of any action by the Debtors (or the joinder of the Debtors in or support by the Debtors of any such pleading or action) seeking to prime or challenge the validity, enforceability, perfection, or priority of any lien or security interest securing the Second Lien Claims under the Second Lien Credit Documents;

(q)	the filing of any pleading or commencement of any action by the Debtors (or the joinder of the Debtors in or support by the Debtors of any such pleading or action) against the Agent or any Supporting Second Lien Lender with respect to the Second Lien Claims or Second Lien Credit Documents;

(r)	the public announcement by the Debtors of their intention not to support the Plan; or

(s)	the occurrence of any material breach of this Agreement by any Debtor.

Upon the occurrence of a Termination Event under subsections (d), (i), (n), and (o) (each, an “Automatic Termination Event”), this Agreement shall automatically terminate without further action.

Upon the occurrence and during the continuation of a Termination Event that is not an Automatic Termination Event, this Agreement shall terminate upon the expiration of five (5) Business Days after the Agent provides written notice of such Termination Event to the Debtors, unless the Debtors cure such Termination Event prior to the expiration of such period.

6.        Termination by the Debtors. The Debtors may terminate this Agreement as to any Supporting Second Lien Lender upon five (5) Business Days’ prior written notice to the Agent upon any material breach of this Agreement by such Supporting Second Lien Lender (a “Debtor Termination Event”), unless such Supporting Second Lien Lender cures such Debtor Termination Event prior to the expiration of such period. Any termination of this Agreement

arising out of a Debtor Termination Event shall apply only to the individual Supporting Second Lien Lender, and this Agreement shall remain in full force and effect with respect to the remaining Parties.

7.        Waiver of Automatic Stay. The Parties hereby (i) waive any requirement to lift or modify the automatic stay under section 362 of the Bankruptcy Code in the Chapter 11 Cases in connection with any notice of termination provided hereunder and (ii) agree not to object to any non-breaching Party seeking to lift such automatic stay in connection with any such notice.

8.        Effect of Termination. Upon the termination of this Agreement, all obligations hereunder shall terminate and be of no further force and effect; provided, however, that any claim for breach of this Agreement shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way; provided, further, that the breach of this Agreement by one or more Parties shall not create any rights or remedies against any non-breaching Party unless such non-breaching Party has participated in or aided and abetted the breach by a breaching Party or Parties; provided, further, that the confidentiality agreements referenced in Section 16 hereof shall survive termination of this Agreement. Except as set forth in this Section 8, upon such termination, any obligations of the non-breaching Parties set forth in this Agreement shall be null and void ab initio and all claims, causes of actions, remedies, defenses, setoffs, rights, or other benefits of such non-breaching Parties shall be fully preserved without any estoppel, evidentiary, or other effect of any kind or nature whatsoever.

9.        Appearances. Notwithstanding anything herein to the contrary, any Party may appear as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases; provided, however, that such appearance and the positions advocated in connection therewith are not barred by this Agreement.

10.      Transfer of Second Lien Claims.

(a)	Each Supporting Second Lien Lender agrees that it shall not sell, assign, transfer, convey, pledge, hypothecate, or otherwise dispose of, directly or indirectly (each, a “Transfer”), any of its Second Lien Claims (or any voting or other rights associated therewith), unless the transferee: (a) agrees in writing to be bound by this Agreement, the Proposed Plan, and the Note Term Sheet and to assume the rights and obligations of the transferring Supporting Second Lien Lender thereunder; and (b) delivers such agreement to the Debtors and the Agent within two (2) Business Days after the relevant transfer. Upon the Transfer and the completion of the procedures in this Section 10(a), such transferee shall become a Supporting Second Lien Lender hereunder.

(b)	The Debtors shall promptly acknowledge such Transfer in writing and deliver such acknowledgement to the transferee and the Agent. By acknowledging such Transfer, the Debtors agree that the obligations of the Debtors to the transferor shall be deemed to be obligations to the transferee.

(c)	Any Transfer of any Second Lien Claim by a Supporting Second Lien Lender that fails to comply with the procedures set forth in Section 10(a) shall be deemed void ab initio.

(d)	This Agreement shall in no way be construed to preclude any Supporting Second Lien Lender from acquiring additional Second Lien Claims; provided, however, that such additional Second Lien Claims shall automatically be deemed subject to the terms and conditions of this Agreement; provided, further that the Supporting Second Lien Lender shall provide written notice to the other Parties within five (5) Business Days of the acquisition of any additional Second Lien Claims.

11.    Effectiveness. This Agreement shall become effective and binding upon each of the undersigned Parties as of the date when (i) each Party has executed and delivered signed copies of this Agreement to each other Party; and (ii) the Agent and counsel to the Agent have received all outstanding fees and expenses through the date of this Agreement and a single $100,000 retainer for counsel to the Agent, which, to the extent not applicable to fees and expenses prior to the Petition Date, shall be applied to fees and expenses incurred by such counsel and payable in accordance with any Cash Collateral Order entered by the Bankruptcy Court.

12.     No Deemed Solicitation. This Agreement and the Proposed Plan are not and shall not be deemed to be a solicitation of votes for the acceptance of the Plan (or any other plan of reorganization) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

13.    Cooperation.

(a)	Each Party shall use commercially reasonable efforts to negotiate in good faith all definitive documentation to which it will be a party, as necessary to consummate the Restructuring and the transactions contemplated by the Proposed Plan and Note Term Sheet, and in all respects consistent with the Proposed Plan and Note Term Sheet.

(b)	The Debtors shall provide draft copies of any Plan Document or other motion, pleading, proposed order, press release, public statement, or document that relates or refers to the Restructuring, the Proposed Plan, the Note Term Sheet, or any of the transactions or documentation contemplated thereby (each, a “Restructuring Document”) to the Agent or its representatives (including counsel) for review and comment within a reasonable time prior to making public or filing such Restructuring Document with the Bankruptcy Court.

(c)	The Debtors shall refrain from making public or filing any Restructuring Document with the Bankruptcy Court without the prior consent of the Agent or its representatives (including counsel), which consent shall not be unreasonably withheld, conditioned, or delayed.

14.    Claim Resolution Matters. Prior to the entry of the Confirmation Order, the Debtors may enter into agreements with holders of claims (as such term is defined in the Bankruptcy Code) (other than the Supporting Second Lien Lenders) relating to the allowance, estimation, validity, extent, or priority of such claims, or the treatment and classification of such claims under the

Plan; provided, however, that the Debtors shall provide the Agent with at least three (3) Business Days’ prior written notice of any pleading seeking authority for the Debtors to enter into any such agreement; provided, further, that if the Agent has not notified the Debtors of its objection or response to such pleading on or before the expiration of such period, the Debtors shall be authorized to proceed with such pleading. Notwithstanding the foregoing, the Debtors shall not be required to provide the Agent with advance notice with respect to the payment of (i) any trade payables and employee benefits and obligations which arise in the ordinary course of the Debtors’ business, and (ii) claims which the Debtors are authorized to resolve or pay pursuant to any order of the Bankruptcy Court.

15.    Business Continuance. Unless otherwise consented to in writing by the Required Supporting Second Lien Lenders, and except for changes resulting from or relating to the filing of the Chapter 11 Cases or imposed by the Bankruptcy Court, the Debtors agree that, between the date of this Agreement and the Effective Date, the Debtors shall (i) operate their businesses in the ordinary course in a manner consistent with past practice in all material respects; (ii) use commercially reasonable efforts to preserve relationships with current customers, distributors, suppliers, vendors, and others having business dealings with the Debtors, including the performance of all material obligations under any executory contracts which have not been rejected; (ii) maintain and insure their physical assets, properties, and facilities in their current condition as of the date hereof (ordinary wear and tear excepted); and (iii) maintain the Debtors’ books and records on a basis consistent with prior practice, including historical billing and collection practices.

16.    Access. The Debtors agree to respond to reasonable requests from the Agent and Supporting Second Lien Lenders or their representatives (including counsel) regarding the Debtors’ business, Chapter 11 Cases, general status of ongoing operations, and operating results and provide access to the Debtors’ offices, properties, personnel, and books and records; provided, however, that any such request and or provision of access does not interfere unreasonably with the normal business operations of the Debtors; provided, further, that the Agent and Supporting Second Lien Lenders execute confidentially agreements reasonably acceptable to the Debtors and their counsel.

17.    Representations by Parties. Each Party represents to each other Party that the following statements are true, correct, and complete, as of the date of this Agreement:

(a)	Corporate Power and Authority. Such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

(b)

No Conflicts. The execution, delivery, and performance of this Agreement by such Party does not and shall not (i) conflict with or result in any breach of the charter or by-laws or similar organizational document of such Party, (ii) result in a violation or breach of, or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any material note, bond, mortgage, indenture, license, contract, agreement, or other instrument or obligation to which such Party or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound; or (iii) violate any order, injunction, statute, rule, or regulation applicable to such Party, any of its subsidiaries, or any of their properties or assets.

(c)	Governmental Consents. The execution, delivery, and performance by such Party of this Agreement does not and shall not require any registration or filing with, consent, or approval of, or notice to, or other action to, with, or by any federal, state, or other governmental authority or regulatory body, except such filing as may be necessary for disclosure to the Securities and Exchange Commission, pursuant to state securities or “blue sky” laws, or to obtain the approval by the Bankruptcy Court of the Debtors’ authority to enter into and implement this Agreement.

(d)	Binding Obligations. Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, and assuming the due execution and delivery of this Agreement by all Parties, this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, either foreign or domestic, or by equitable principles relating to or limiting creditors’ rights generally.

18.    Ownership of Second Lien Loans. Each Supporting Second Lien Lender represents and warrants (severally and not jointly) that:

(a)	as of the date of this Agreement, it is the beneficial owner of the principal amount of the Second Lien Loans, or is the nominee, investment manager, or advisor for beneficial holders of the Second Lien Loans, as such Supporting Second Lien Lender has indicated on Exhibit C hereto; provided, however, that Exhibit C shall only be disclosed to the Debtors, their legal counsel, and any financial or restructuring advisors retained by the Debtors upon approval by the Bankruptcy Court; and

b)	other than pursuant to this Agreement, such Second Lien Loans are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrances of any kind, that might adversely affect in any way such Supporting Second Lien Lender’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

19.    Public Disclosure. The Debtors shall not (a) use the name of any Supporting Second Lien Lender in any press release without such Supporting Second Lien Lender’s prior written consent or (b) disclose to any Person (other than legal and financial advisors to the Debtors) the principal amount or percentage of any Second Lien Loans held by any Supporting Second Lien Lender or any Affiliate; provided, however, that the Debtors shall be permitted to disclose the aggregate principal amount of and aggregate percentage of Second Lien Loans held by the Supporting Second Lien Lenders; provided, further, that the Debtors may disclose the execution and contents of this Agreement in the Plan, Disclosure Statement, other Plan Documents, and any filings by the Debtors with the Bankruptcy Court or the Securities and Exchange Commission, or as required by applicable law.

20.    No Waiver of Participation; Reservation of Rights. Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner, waive, limit, impair, or restrict the ability of each Party to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against any other Party (or its respective Affiliates) or its full participation in the Chapter 11 Cases. If the transactions contemplated by this Agreement, the Plan, and the Note Term Sheet are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights, remedies, defenses, and privileges.

21.    No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim, fault, liability or damages whatsoever. Without limiting the foregoing, pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto will not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Each Party denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22.    Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require any Party or any of its directors or officers (in such person’s capacity as a director or officer) to take any action, or refrain from taking any action, to the extent that taking such action, or refraining from taking such action, would be inconsistent with such person’s fiduciary obligations under applicable law.

23.    Representation by Counsel. Each Party acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based on lack of legal counsel shall have no application and is expressly waived.

24.    Independent Due Diligence and Decision-Making. Each Supporting Second Lien Lender confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial, and other conditions and prospects of the Debtors.

25.    Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Second Lien Lenders under this Agreement shall be several, not joint, and no prior history, pattern or practice of sharing confidences among or between Parties shall in any way affect or negate this understanding and agreement. No Party shall have, solely by reason of this Agreement, a fiduciary relationship in respect of any other Party, person, or entity, and nothing herein, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.

26.    Specific Performance. It is understood and agreed by the Parties that monetary damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for such breach; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy. In no event shall any Party be liable for any special, indirect, incidental, punitive, or consequential damages of any kind or nature.

27.    Tax Matters. The Debtors shall not, without the prior written consent of the Agent: (i) cause (or cause another party to make) any new or change a current “check the box” election under Treasury Regulations § 301.7701-3 with respect to the Debtors, or (ii) merge, consolidate, or liquidate, if any of the actions specified in clauses (i) or (ii) have material adverse tax consequences for the Debtors or the Supporting Second Lien Lenders.

28.    Notices. All notices, requests, and other communications shall be in writing and be deemed to have been duly given only if delivered by hand, email, courier, facsimile transmission, or mail (first class postage prepaid) to the parties at the following addresses, emails, or facsimile numbers:

If to the Debtors:

Triple Crown Media, Inc.

725A Old Norcross Road

Lawrenceville, GA 30045

Attn: Mark Meikle

Telephone:	(859) 226-4376
Email:	Mark.Meikle@triplecrownmedia.com

With a copy to:

Dinsmore & Shohl LLP

Lexington Financial Center

250 West Main Street, Suite 1400

Lexington, KY 40507

Attn: Joseph H. Terry, Esq.

Telephone:	(859) 425-1000
Facsimile:	(859) 425-1099
Email:	terry@dinslaw.com

If to the Agent or the Supporting Second Lien Lenders:

Wilmington Trust FSB

246 Goose Lane, Suite 105

Guilford, CT 06437

Attn: Joseph P. O’Donnell

Telephone:	(203) 453-4130
Facsimile:	(203) 453-1183

E-mail:	jodonnell@wilmingtontrust.com

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attn: Mark R. Somerstein, Esq.

Telephone:	(212) 841-8814
Facsimile:	(212) 596-9090
Email:	mark.somerstein@ropesgray.com

29.    Amendments or Waivers. Except as otherwise provided herein, this Agreement may not be modified, amended, waived, or supplemented without the prior written consent of the Debtors, the Agent, and the Required Supporting Second Lien Lenders; provided, however, that the effectiveness of any modification, amendment, waiver, or supplement that adversely impacts the economic treatment or rights of any Supporting Second Lien Lender hereunder shall also require the prior written consent of such affected Supporting Second Lien Lender. No waiver of any provisions of this Agreement shall be deemed or constitute a waiver of any other provisions of this Agreement, whether or not similar, or be deemed a continuing waiver (unless such waiver expressly provides otherwise).

30.    No Third-Party Beneficiaries. The terms and provisions of this Agreement, the Proposed Plan, and the Note Term Sheet are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

31.    Successors. This Support Agreement is intended to bind the Parties and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 31 shall be deemed to permit any Transfer of any Second Lien Claims other than in accordance with the terms of this Agreement.

32.    Governing Law. The Parties irrevocably waive all rights to trial by jury in any jurisdiction in any action, suit, proceeding, or counterclaim (whether based in contract, tort, or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees that any legal action, suit, or proceeding against it with respect to any matter arising under, arising out of, or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each Party irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit, or proceeding. Notwithstanding the foregoing, upon the commencement of the

Chapter 11 Cases, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

33.    Entire Agreement. This Agreement, including the exhibits hereto, constitute the entire agreement of the Parties and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

34.    Interpretation. This Agreement is the product of negotiations of the Parties, and is to be interpreted in a neutral manner with respect to the enforcement or interpretation hereof. Any presumption for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective with respect to the enforcement or interpretation hereof. In the event of any inconsistency among the terms and conditions set forth in this Agreement, the Proposed Plan, and the Note Term Sheet, the terms and conditions in the Proposed Plan and Note Term Sheet shall control.

35.    Headings. The headings of the sections, paragraphs, and subsections of this Agreement are for convenience only and shall not affect the interpretation hereof.

36.    Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall be deemed an original and all of which shall constitute one and the same instrument. The counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized officer under seal as of the date first set forth above.

DEBTORS:

TRIPLE CROWN MEDIA, LLC

By:	/s/ Mark Meikle
Name:	Mark Meikle
Title:	Executive Vice President and CFO

TRIPLE CROWN MEDIA, INC.,

By:	/s/ Mark Meikle
Name:	Mark Meikle
Title:	Executive Vice President and CFO

BR ACQUISITION CORP.,

By:	/s/ Mark Meikle
Name:	Mark Meikle
Title:	Executive Vice President and CFO

BR HOLDING, INC.,

By:	/s/ Mark Meikle
Name:	Mark Meikle
Title:	Executive Vice President and CFO

DATASOUTH COMPUTER CORPORATION,

By:	/s/ Mark Meikle
Name:	Mark Meikle
Title:	Executive Vice President and CFO

[Signature Page to Restructuring Support Agreement]

GRAY PUBLISHING, LLC,

By:	/s/ Mark Meikle
Name:	Mark Meikle
Title:	Executive Vice President and CFO

CAPITAL SPORTS PROPERTIES, INC.,

By:	/s/ Mark Meikle
Name:	Mark Meikle
Title:	Executive Vice President and CFO

[Signature Page to Restructuring Support Agreement]

SUPPORTING SECOND LIEN LENDERS:

GPC LVIII, LLC
By: GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

GOLDENTREE 2004 TRUST
By: GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING
By: GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

GOLDENTREE CAPITAL SOLUTIONS OFFSHORE FUND FINANCING
By: GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

GOLDENTREE CAPITAL OPPORTUNITIES, LP
By: GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement]

GOLDENTREE MULTISTRATEGY FINANCING, LIMITED
By: GoldenTree Asset Management, LP

By:	/s/ Karen Weber
Name:	Karen Weber
Title:	Authorized Signatory

[Signature Page to Restructuring Support Agreement]